Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 15, 2021, relating to the financial statements of Intapp, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Intapp, Inc. for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP

San Jose, California

June 30, 2022